Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-278831 and 333-288463) and Form S-3 (File No. 333-286353) of Massimo Group and its subsidiaries (collectively the “Company”) of our report dated March 26, 2025 (except for the effects of the restatements disclosed in Note 2, Note 3, Note 14, Note 16 and Note 19 as to which the date is May 20, 2025), relating to the Company’s consolidated financial statements as of and for the year ended December 31, 2024, which appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ ZH CPA, LLC

Denver, Colorado

March 31, 2026

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us